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Exhibit 21.1

Subsidiaries of the Registrant

Name	State of Incorporation
CompuCredit Funding Corp.	Nevada
CompuCredit Funding Corp. II	Nevada
CompuCredit Acquisition Corporation	Nevada
CompuCredit Acquisition Funding Corp.(1)	Nevada
CompuCredit Acquisition Funding Corp. III(1)	Nevada
CompuCredit Services Corporation	Nevada
Citadel Group, Inc.	Florida
CompuCredit Reinsurance Ltd.(2)	Turks and Caicos Islands
AspireCard.com, Inc.	Georgia
Card Services, Inc.	Georgia
CompuCredit Acquisition Corporation II(1)	Nevada
CompuCredit Acquisition Corporation III	Nevada
Fingerhut Receivables, Inc.(3)	Delaware
FMT Services, Inc.(3)	Nevada
CFC, LLC(4)	Nevada
CFC II, LLC(5)	Nevada
Jefferson Capital Systems, LLC	Georgia
Aspire Financial Managerment, LLC	Georgia
Aspire Life, Inc.(6)	Nevada

(1)
The Corporation is a subsidiary of CompuCredit Acquisition Corporation.

(2)
The Corporation is a subsidiary of CompuCredit Services Corporation.

(3)
The Corporation is a subsidiary of CompuCredit Acquisition Corporation III.

(4)
The Company's sole member is CompuCredit Funding Corporation.

(5)
The Company's sole member is CompuCredit Funding Corporation II.

(6)
The Company's sole member is CompuCredit Services Corporation.

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  Exhibit 21.1
Subsidiaries of the Registrant